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GOODWIN PROCTER                         Goodwin Procter LLP   T: 617.570.1000
                                        Counsellors at Law    F: 617.523.1231
                                        Exchange Place        goodwinprocter.com
                                        Boston, MA 02109



                                                                    Exhibit 5.1



                                    July 6, 2001

AVANT Immunotherapeutics, Inc.
119 Fourth Avenue
Needham, Massachusetts 02494
Attn: Dr. Una S. Ryan

         Re:      Legality of Securities to be Registered under
                  Registration Statement on Form S-3
                  -----------------------------------------

Ladies and Gentlemen:

         This opinion is delivered in connection with the registration statement on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating the sale from time to time of 10,000,000 shares of common stock, par value $.001 per share ("Common Stock"), 1,000,000 warrants to purchase shares of Common Stock ("Warrants") and the rights (the "Rights") to purchase shares of Series C-1 Junior Participating Cumulative Preferred Stock, which are attached to all shares of Common Stock (collectively, the "Securities"), of AVANT Immunotherapeutics, Inc., a Delaware corporation (the "Company"). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth on one or more prospectus supplements (each a "Prospectus Supplement") to the Prospectus contained in the Registration Statement.

         In connection with rendering this opinion, we have examined the Certificate of Incorporation and the Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we have deemed material; a registration statement on Form S-3 under the Securities Act relating to the Securities, and the prospectus contained therein; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. We express no herein opinion concerning the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts and the Delaware General Corporation Law.

         Based upon the foregoing, we are of the opinion that (i) when the Securities are specifically authorized for issuance by the Company's Board of Directors or an authorized committee thereof (the "Authorizing Resolution"),
(ii) upon receipt by the Company of the full consideration therefor as provided in the Authorizing Resolution and (iii) upon the issuance of the Securities as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, the Securities will be legally issued, fully paid and nonassessable.

         The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.


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GOODWIN PROCTER


         We hereby consent to being named as counsel to the Company in the Registration Statement, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.


                                                      Very truly yours,

                                                      /s/  GOODWIN PROCTER LLP

                                                      GOODWIN PROCTER LLP